Exhibit 10.10

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Last amended on December 22, 2025 (the “Amendment Date”)

Cash Compensation

Effective as of January 1, 2026, each non-employee member of the board of directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”) will receive an annual cash retainer as summarized below. The Lead Independent Director, chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will receive additional annual cash retainers as indicated below (in each, in addition to, and not in substitution of, the basic annual cash retainer).

•	Annual retainer for all non-employee directors – $40,000

•	Additional annual retainer for Lead Independent Director – $20,000

•	Additional annual retainers for committee chairs:

• $18,000 Audit

• $12,250 Compensation

• $10,000 Nominating and Governance

•	Committee member annual retainers:

• $9,000 Audit

• $6,000 Compensation

• $5,000 Nominating and Governance

•	Retainers are paid on a quarterly basis in arrears.

Equity Compensation

Effective as of the Amendment Date, each newly elected non-employee director, on the date thereof (or, if such date is not a market trading day, the first market trading day thereafter), will be automatically (and without further action by the Board or the Compensation Committee thereof) granted an option to purchase 100,000 shares of the Company’s common stock (the “Director Welcome Options”). The Director Welcome Options will vest quarterly over three years, provided that the applicable non-employee director is, as of each such vesting date, then a non-employee director of the Company.

In addition, on the date of each annual stockholder meeting of the Company held on or after the Amendment Date, each non-employee director who continues to serve as a non-employee director will be automatically (and without further action by the Board or the Compensation Committee thereof) granted an option to purchase 50,000 shares of the Company’s common stock (the “Annual Grant”). The Annual Grant will vest in equal quarterly installments over one year following the grant date, provided that the applicable non-employee director is, as of each such vesting date, then a non-employee director of the Company.

The equity compensation set forth above will be granted under the Minerva Neurosciences, Inc. Amended and Restated 2013 Equity Incentive Plan (as amended from time to time, the “Plan”), and will be documented on the applicable form of stock option agreement most recently approved for use by the Board (or a duly authorized committee thereof) for non-employee directors. All stock options granted hereunder will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

Notwithstanding anything to the contrary herein, the aggregate value of all equity awards granted or paid to any individual for service as a Non-Employee Director with respect to any calendar year, excluding the value of Director Welcome Options in the year which such options are granted, will not exceed $300,000 in total value, calculated based on the grant date fair value of such equity awards for financial reporting purposes, and the number of shares subject to such options shall be reduced accordingly to comply with such limit. For the avoidance of doubt, the limit described in the preceding sentence shall be in addition to, and not in lieu of, the Non-Employee Director Compensation Limit described in Section 3(d) of the Plan.

Other

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or of any committee thereof.